Exhibit 99.1

Assurant Reports Second Quarter 2015 Financial Results

2Q 2015 Net Operating Income of $143.6 million, $2.07 per diluted share

2Q 2015 Net Income of $32.8 million, $0.47 per diluted share

•	13.3 percent annualized operating ROE, excluding AOCI, year-to-date[1]

•	3.3 percent annualized GAAP ROE year-to-date

•	$124 million returned to shareholders in dividends and share repurchases in 2Q 2015

•	$460 million corporate capital at quarter-end

NEW YORK, July 28, 2015 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty protection products and related services, today reported results for second quarter ended June 30, 2015.

“In the quarter, we continued to successfully execute on our strategic realignment and leverage our specialty capabilities to serve the housing and lifestyle markets,” said Alan B. Colberg, Assurant president and CEO. “The wind down of our health insurance operations is underway and market interest in our employee benefits segment reaffirms our belief about its value as a business.”

“We remain focused on meeting the needs of our customers, creating value for our shareholders and building a stronger company with the expertise and commitment of our employees,” Colberg added.

Reconciliation of Net Operating Income to Net Income

Beginning in second quarter 2015, Assurant is revising its presentation of results to reflect the Company’s previously announced strategic realignment to focus on specialty housing and lifestyle protection products and services. As the Company winds down its health insurance business, Assurant Health results have been removed from net operating income and now are reflected in net income as runoff operations. The Company continues to report Assurant Employee Benefits under operating results as the sales process for the business is ongoing. Prior period amounts have been revised to conform to the new presentation.

(UNAUDITED) (dollars in millions, net of tax)	2Q 2015	2Q 2014	6 Months 2015	6 Months 2014
Housing and Lifestyle
Assurant Solutions	$60.8	$59.5	$115.2	$109.0
Assurant Specialty Property	87.5	68.3	162.6	166.1

Subtotal	148.3	127.8	277.8	275.1

Assurant Employee Benefits	11.3	14.4	21.4	28.3
Corporate and other	(9.1)	(14.2)	(13.2)	(35.2)
Amortization of deferred gain on disposal of businesses	2.1	2.4	4.2	4.7
Interest expense	(9.0)	(9.0)	(17.9)	(20.0)

Net operating income	143.6	121.4	272.3	252.9

Adjustments:

Assurant Health runoff operations (a)	(123.8)	(2.5)	(207.7)	(9.6)
Net realized gains on investments	7.8	3.9	10.4	16.8
Gain (loss) on divested business	(2.7)	—	0.7	—
Change in tax liabilities	—	20.8	—	20.8
Payment received related to previous sale of subsidiary	9.9	—	9.9	—
Change in derivative investment	(2.0)	—	(2.8)	—

Net income	$32.8	$143.6	$82.8	$280.9

(a)	Assurant Health runoff operations reflect results for the total segment, including major medical operations and portions of the business that Assurant is negotiating to sell to National General Holdings Corp., subject to final documentation and regulatory approval. The amount recorded in the quarter reflects exit-related charges of $106.7 million after-tax, including $79.6 million after-tax of premium deficiency reserves.

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last five quarters appears on page 21 of the Company’s Financial Supplement, and is located in the Investor Relations section of www.assurant.com.

Second Quarter 2015 Results

•	Net operating income[2] increased to $143.6 million, or $2.07 per diluted share, compared to second quarter 2014 net operating income of $121.4 million, or $1.65 per diluted share, primarily reflecting fewer weather-related claims at Assurant Specialty Property. Results include an $8.4 million net tax benefit at Assurant Solutions and lower corporate expenses.

•	Net income decreased to $32.8 million, or $0.47 per diluted share, compared to second quarter 2014 net income of $143.6 million, or $1.95 per diluted share. The decrease primarily reflects $106.7 million of charges associated with the wind down of the Assurant Health business including premium deficiency reserves.

•	Net earned premiums, fees and other income, excluding Assurant Health runoff operations, decreased to $1.86 billion, compared to $1.92 billion in second quarter 2014. Results reflect the Jan. 1, 2015 divestiture of American Reliable Insurance Company (ARIC), the ongoing normalization of lender-placed insurance and the previously disclosed loss of a domestic tablet program.

•	Net investment income, excluding Assurant Health runoff operations, increased to $160.8 million, compared to $157.1 million in second quarter 2014. Results benefited from $8.1 million in additional investment income from real estate joint venture partnerships.

Housing & Lifestyle

Assurant Solutions
(in millions)	2Q15	2Q14	% Change	6M15	6M14	% Change
Net operating income	$60.8	$59.5	2%	$115.2	$109.0	6%
Net earned premiums, fees and other	$931.2	$933.4	(0)%	$1,858.7	$1,827.4	2%

•	Net operating income increased in second quarter 2015, due to an $8.4 million net tax benefit primarily from international operations. Absent this item, net operating income declined primarily due to the previously disclosed loss of a domestic tablet program and lower contributions from mobile carrier-marketing programs. Improved mortality experience at preneed partially offset the decline.

•	Net earned premiums, fees and other income were flat in the quarter. Premiums decreased in the quarter due to foreign exchange volatility and the loss of a mobile tablet program. Growth from a large domestic service contract client and auto warranty business partially offset the decline. Fee income increased, primarily reflecting contributions from mobile protection programs and related services.

•	Domestic combined ratio increased to 93.9 percent, compared to 91.4 percent in the prior year, reflecting lower contributions from mobile.

•	International combined ratio increased to 103.0 percent, compared to 102.1 percent in second quarter 2014, primarily reflecting additional legal expenses.

Assurant Specialty Property
(in millions)	2Q15	2Q14	% Change	6M15	6M14	% Change
Net operating income	$87.5	$68.3	28%	$162.6	$166.1	(2)%
Net earned premiums, fees and other	$638.2	$714.3	(11)%	$1,250.8	$1,378.5	(9)%

Note: In second quarter 2014, American Reliable Insurance Company (ARIC) accounted for net earned premiums, fees and other income and net operating income of $62.5 million and $1.0 million, respectively. For the six months 2014, ARIC accounted for net earned premiums, fees and other income and net operating income of $124.6 million and $4.1 million, respectively. This divested business has not contributed to 2015 results.

•	Net operating income increased in second quarter 2015 driven by lower non-catastrophe losses, fewer reportable catastrophes as well as reduced reinsurance costs. Ongoing normalization of lender-placed insurance partially offset the improvement. Second quarter 2014 results included adverse reserve development from severe winter weather.

•	Net earned premiums, fees and other income decreased in second quarter 2015, primarily due to the divestiture of ARIC and lower placement and premium rates in lender-placed insurance. Fee income grew, reflecting contributions from mortgage solutions.

•	Combined ratio decreased in the quarter to 83.6 percent, compared to 89.1 percent in second quarter 2014. Results benefited primarily from lower frequency and severity of non-catastrophe claims and fewer reportable catastrophes, partially offset by lower lender-placed net earned premiums.

Employee Benefits

As announced on April 28, 2015, Assurant is pursuing a sale of Assurant Employee Benefits.

Assurant Employee Benefits
(in millions)	2Q15	2Q14	% Change	6M15	6M14	% Change
Net operating income	$11.3	$14.4	(22)%	$21.4	$28.3	(24)%
Net earned premiums, fees and other	$275.6	$268.8	3%	$548.8	$536.5	2%

•	Net operating income decreased in the quarter, primarily due to less favorable life and disability loss experience.

•	Net earned premiums, fees and other income increased in second quarter 2015 due to continued growth in voluntary products.

•	Sales increased slightly in the quarter. The increase reflects higher voluntary product sales, partially offset by a decline in employer-paid products.

Corporate & Other
(in millions)	2Q15	2Q14	% Change	6M15	6M14	% Change
Net operating loss	$(9.1)	$(14.2)	35%	$(13.2)	$(35.2)	62%

•	Net operating loss decreased in second quarter 2015, reflecting a favorable change in tax liabilities and lower employee-related benefit costs. This tax benefit is expected to reverse in the second half of the year.

Runoff Operations

After exploring potential strategic options for Assurant Health, the Company announced on June 10, 2015 that it was beginning the process to exit the business to maximize shareholder value. The Company also announced an agreement in principle to sell Assurant Health’s supplemental and small group self-funded product lines and certain other assets to National General Holdings Corp. At this time, Assurant continues to include results for supplemental and small group self-funded product lines in its results.

Assurant Health
(in millions)	2Q15	2Q14	% Change	6M15	6M14	% Change
Net loss	$(123.8)	$(2.5)	NM	$(207.7)	$(9.6)	NM

•	Net loss increased in second quarter 2015, compared to the prior year, due to $106.7 million after-tax of exit-related charges including premium deficiency reserves as well as less favorable loss experience on Affordable Care Act (ACA) qualified policies.

The Company expects future premiums and current policyholder reserves for major medical policies to be inadequate to cover future claim payments and direct expenses during the wind down. In the quarter, the Company recorded a premium deficiency reserve charge of $79.6 million after-tax for the period July 1, 2015 through the wind-down process.

Other exit-related charges totaled $27.1 million after-tax in the quarter and include severance and retention, asset impairments and other related transaction costs.

•	ACA risk-mitigation estimated recoverables for 2014 qualified policies were revised in the quarter to $355.5 million from $346.3 million, based on final notification from the Centers for Medicare and Medicaid Services.

As of June 30, 2015, recoverables under 2015 ACA Risk Adjustment and Reinsurance for ACA-qualified policies were estimated at $237.0 million.

Capital Position

•	Corporate capital approximated $460 million as of June 30, 2015. Adjusting for the Company’s $250 million risk buffer, deployable capital totaled approximately $210 million. Business segments, excluding Assurant Health, paid approximately $155 million of dividends to the holding company in the quarter. In addition, approximately $225 million was infused into the Company’s business segments, including $215 million into Assurant Health to fund estimated exit-related charges, including premium deficiency reserves, through the wind-down process.

•	Share repurchases and dividends totaled $123.8 million in second quarter 2015. Dividends to shareholders totaled $21.6 million. Through July 24, 2015, the Company repurchased an additional 257,000 shares for $18.1 million, with $284.7 million remaining in the current repurchase authorization.

Financial Position Excluding Assurant Health Runoff Operations

•	Stockholders’ equity[3], excluding accumulated other comprehensive income (AOCI), decreased to $4.0 billion at June 30, 2015, down $188.1 million since Dec. 31, 2014. The decline reflects share repurchases and dividends to shareholders, partially offset by net income.

•	Book value per diluted share[4], excluding AOCI, decreased to $58.21 at June 30, 2015, compared to $58.61 at Dec. 31, 2014. AOCI decreased $207.4 million to $348.4 million as of June 30, 2015, from $555.8 million at Dec. 31, 2014.

•	Annualized operating return on average equity (ROE)[1], excluding AOCI, was 13.3 percent year-to-date compared to 12.1 percent for full-year 2014.

•	Total assets[5] as of June 30, 2015 were approximately $29.3 billion. The ratio of debt to total capital[6], excluding AOCI, increased to 22.7 percent at June 30, 2015 from 21.9 percent at Dec. 31, 2014.

Company Outlook

Based on current market conditions, for full-year 2015, the Company now expects:

•	Capital to be deployed on share repurchases, common stock dividends, investments in the business and strategic acquisitions, subject to market conditions and legal requirements. Business segment dividends, excluding Assurant Health, to exceed segment net operating income and to be subject to the growth of the businesses, rating agency and regulatory capital requirements. Capital infused into the health business as of June 30, 2015 to fund total exit-related charges, including premium deficiency reserves. Additional infusions into Assurant Health to reflect runoff capital ratio targets and potential changes in estimates for exit-related costs, future experience on major medical policies, recoverables under ACA risk-mitigation programs as well as timing and amount of expense reductions during the course of the wind down.

Consistent with the previously reported outlook, for full-year 2015, the Company continues to expect:

•	Assurant Solutions’ net earned premiums and fees and net operating income to approximate 2014 levels driven by continued growth from mobile and vehicle service contracts globally. Results to be affected by the previously disclosed loss of a domestic mobile tablet program, carrier-marketing programs, declining volumes at certain retailers and foreign exchange volatility.

•	Assurant Specialty Property’s net earned premiums and net operating income to decrease from 2014, reflecting ongoing normalization of lender-placed insurance business, previously announced loss of client business and the sale of ARIC. Initiatives to lower expenses in lender-placed insurance to generate net savings in the latter part of the year. Contributions from multi-family housing and mortgage solutions to partially offset the decline. Overall results to be affected by catastrophe losses.

•	Assurant Employee Benefits’ net earned premiums and fees to increase compared to 2014 due to growth in voluntary products. Continued expense management actions to offset pressures from lower investment income. Results to be affected by U.S. employment trends and capital market conditions.

•	Corporate & Other full-year net operating loss to decline to $60-$65 million, reflecting expense reductions.

Based on the announced exit from the health insurance market, the Company expects:

•	Assurant Health to substantially complete the process to exit the health insurance market in 2016. Assurant Health results through the wind down to include approximately $80 million to $95 million pre-tax of additional exit-related charges as well as certain overhead expenses that are excluded from the premium deficiency reserve calculation. Capital infusions as of June 30, 2015 took into account these additional expenses. The Company to refine exit-related costs and premium deficiency reserve estimates based on future claims experience on major medical policies, estimated ACA risk-mitigation recoverables and timing and amount of expense reductions during the wind down.

Earnings Conference Call

•	The second quarter 2015 earnings conference call and webcast to be held on July 29, 2015 at 8:00 a.m. ET. The live and archived webcast along with supplemental information also will be available in the Investor Relations section of www.assurant.com.

About Assurant

A global provider of specialty protection products and related services, Assurant (NYSE: AIZ) safeguards clients and consumers against risk. A Fortune 500 company, Assurant partners with clients who are leaders in their industries to provide consumers peace of mind and financial security. Our diverse range of products and services includes: mobile device protection products and services; debt protection administration; credit-related insurance; warranties and extended service products and related services for consumer electronics, appliances and vehicles; pre-funded funeral insurance; lender-placed homeowners insurance; property preservation and valuation services; flood insurance; renters insurance and related products; manufactured housing homeowners insurance; group dental insurance; group disability insurance; and group life insurance.

With approximately $30 billion in assets and $8 billion in annual revenue, Assurant operates through three business segments: Assurant Solutions, Assurant Specialty Property and Assurant Employee Benefits. Through the Assurant Foundation, established more than 30 years ago, the company and its employees are dedicated to supporting and partnering with organizations that improve communities. www.assurant.com and follow us on Twitter @AssurantNews.

Media Contact:

Vera Carley

Assistant Vice President, External Communication

Phone: 212.859.7002

vera.carley@assurant.com

Investor Relations Contact:

Suzanne Shepherd

Assistant Vice President, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words such as “will,” “may,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” or the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or the exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or review any forward-looking statements in this news release or the exhibits as a result of new information or future events or other developments. The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the Company outlook:

(i)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting our lender-placed insurance business, that could result in reductions of premium rates or increases in expenses, including claims, commissions, fines, penalties or other expenses;
(ii)	inability to implement, or delays in implementing, strategic plans for the Assurant Employee Benefits and Assurant Health segments;
(iii)	loss of significant client relationships or business, distribution sources or contracts and reliance on a few clients;
(iv)	the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (“the Affordable Care Act”), and the rules and regulations thereunder, on our health and employee benefits businesses;
(v)	potential variations between the final risk adjustment amount and reinsurance amounts, as determined by the U.S. Department of Health and Human Services under the Affordable Care Act, and the Company’s estimate;
(vi)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our results, business and reputation;
(vii)	inability to execute strategic plans related to acquisitions, dispositions or new ventures;
(viii)	current or new laws and regulations that could increase our costs and decrease our revenues;
(ix)	significant competitive pressures in our businesses;
(x)	failure to attract and retain sales representatives, key managers, agents or brokers;
(xi)	losses due to natural or man-made catastrophes;
(xii)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);
(xiii)	deterioration in the Company’s market capitalization compared to its book value that could result in an impairment of goodwill;
(xiv)	risks related to our international operations, including fluctuations in exchange rates;
(xv)	data breaches compromising client information and privacy;
(xvi)	general global economic, financial market and political conditions (including difficult conditions in financial, capital, credit and currency markets, the global economic slowdown, fluctuations in interest rates or a prolonged period of low interest rates, monetary policies, unemployment and inflationary pressure);
(xvii)	cyber security threats and cyber attacks;
(xviii)	failure to effectively maintain and modernize our information systems;
(xix)	failure to predict or manage benefits, claims and other costs;
(xx)	uncertain tax positions and unexpected tax liabilities;
(xxi)	inadequacy of reserves established for future claims;
(xxii)	risks related to outsourcing activities;
(xxiii)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;
(xxiv)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk; other than temporary impairments and increases in interest rates);

(xxv)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;
(xxvi)	inability of reinsurers to meet their obligations;
(xxvii)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;
(xxviii)	inability of our subsidiaries to pay sufficient dividends;
(xxix)	failure to provide for succession of senior management and key executives; and
(xxx)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our 2014 Annual Report on Form 10-K and 2015 First Quarter Form 10-Q, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses annualized operating ROE, excluding AOCI and Assurant Health runoff operations, as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding AOCI and Assurant Health runoff operations, and then the return is annualized, if necessary. The Company believes annualized operating ROE, excluding AOCI and Assurant Health runoff operations, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, other AOCI items, Assurant Health runoff operations and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be annualized GAAP ROE, defined as net income, for the periods presented, divided by average stockholders’ equity for the year-to-date period, and then the return is annualized, if necessary. Consolidated annualized GAAP ROE for the six months ended June 30, 2015 and 12 months ended Dec. 31, 2014 was 3.3 percent and 9.4 percent, respectively, as shown in the following reconciliation table.

	6 Months 2015	12 Months 2014
Annual operating return on average equity (excluding AOCI and Assurant Health runoff operations)	13.3%	12.1%
Assurant Health runoff operations	(10.2)%	(6.1)%
Net realized gains on investments	0.5%	3.8%
Gain (loss) on divested business	0.0%	(1.9)%
Change in tax liabilities	—	1.4%
Payment received related to previous sale of subsidiary	0.5%	—
Change in derivative investment	(0.1)%	(0.2)%
Change due to effect of including AOCI	(0.7)%	0.3%

Annual GAAP return on average equity	3.3%	9.4%

(2)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income, excluding net realized gains (losses) on investments, other unusual and/or infrequent items and Assurant Health runoff operations. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, those events that are unusual and/or unlikely to recur and Assurant Health runoff operations. Please refer to page 2 of this release for a reconciliation of net operating income to net income.

(3)	Assurant uses stockholders’ equity, excluding AOCI and Assurant Health runoff operations, as an important measure of the Company’s financial position. Assurant’s stockholders’ equity, excluding AOCI and Assurant Health runoff operations, equals consolidated stockholders’ equity, excluding AOCI, less Assurant Health runoff operations equity. The Company believes that stockholders’ equity, excluding AOCI and Assurant Health runoff operations, provides investors a valuable measure of financial position, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, other AOCI items and Assurant Health runoff operations. The comparable GAAP measure would be consolidated stockholders’ equity, excluding AOCI. Stockholders’ equity, excluding AOCI and Assurant Health runoff operations, as of June 30, 2015 and Dec. 31, 2014 was $3,994.0 million and $4,182.2 million, respectively, as shown in the following reconciliation table.

	6 Months 2015	12 Months 2014
Stockholders’ equity excluding AOCI and Assurant Health runoff operations equity	$3,994.0	$4,182.2
Assurant Health runoff operations equity	485.5	443.3

Consolidated stockholders’ equity, excluding AOCI	$4,479.5	$4,625.5

(4)	Assurant uses book value per diluted share, excluding AOCI and Assurant Health runoff operations, as an important measure of the Company’s stockholders’ value. Book value per diluted share, excluding AOCI and Assurant Health runoff operations, equals total stockholders’ equity, excluding AOCI and Assurant Health results, divided by diluted shares outstanding. The Company believes book value per diluted share, excluding AOCI and Assurant Health runoff operations, provides investors a valuable measure of stockholders’ value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, other AOCI items and Assurant Health runoff operations. The comparable GAAP measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $70.36 and $72.61 as of June 30, 2015 and Dec. 31, 2014, respectively, as shown in the reconciliation table below.

	2Q 2015	4Q 2014
Book value per diluted share (excluding AOCI and Assurant Health runoff operations)	$58.21	$58.61
Change due to effect of including AOCI	5.07	7.79
Change due to effect of including Assurant Health runoff operations	7.08	6.21

Book value per diluted share	$70.36	$72.61

(5)	Assurant uses total assets, excluding Assurant Health runoff operations, as an important measure of the Company’s financial position. Assurant’s total assets, excluding Assurant Health runoff operations, equals consolidated total assets, less Assurant Health runoff operations assets. The Company believes that total assets, excluding Assurant Health runoff operations, provides investors a valuable measure of financial position, because it excludes the effect of Assurant Health runoff operations. The comparable GAAP measure would be consolidated total assets. Total assets, excluding Assurant Health runoff operations, as of June 30, 2015 and Dec. 31, 2014 was $29,349.9 million and $30,351.9 million, respectively, as shown in the following reconciliation table.

	6 Months 2015	12 Months 2014
Total assets, excluding Assurant Health runoff operations assets	$29,349.9	$30,351.9
Assurant Health run off operations assets	1,492.2	1,210.6

Consolidated total assets	$30,842.1	$31,562.5

(6)	Assurant uses a ratio of debt to total capital, excluding AOCI and Assurant Health runoff operations, as an important measure of the Company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI and Assurant Health runoff operations, equals debt divided by the sum of debt and total stockholders’ equity excluding AOCI and Assurant Health runoff operations. The Company believes that the debt to total capital ratio, excluding AOCI and Assurant Health runoff operations, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, other AOCI items and Assurant Health runoff operations. The comparable GAAP measure would be the ratio of debt to total capital. The debt to total capital ratio as of June 30, 2015 and Dec. 31, 2014 was 19.5 percent and 18.4 percent, respectively, as shown in the following reconciliation table.

	2Q 2015	4Q 2014
Debt to total capital ratio (excluding AOCI and Assurant Health runoff operations)	22.7%	21.9%
Change due to effect of including AOCI	(1.2)%	(1.8)%
Change due to effect of including Assurant Health runoff operations	(2.0)%	(1.7)%

Debt to total capital ratio	19.5%	18.4%

A summary of net operating income disclosed items is included on page 21 of the Company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three and Six Months Ended June 30, 2015 and 2014

	2Q		6 Months
	2015	2014	2015	2014
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums	$2,138,258	$2,171,734	$4,297,820	$4,232,196
Fees and other income	323,609	259,128	603,171	455,569
Net investment income	167,786	167,508	320,059	335,566
Net realized gains on investments	11,999	6,087	15,954	25,838
Amortization of deferred gain on disposal of businesses	3,242	3,644	6,500	7,304

Total revenues	2,644,894	2,608,101	5,243,504	5,056,473

Benefits, losses and expenses
Policyholder benefits	1,267,714	1,149,613	2,478,441	2,157,645
Selling, underwriting, general and administrative expenses	1,323,377	1,250,925	2,614,289	2,438,947
Interest expense	13,778	13,776	27,556	30,841

Total benefits, losses and expenses	2,604,869	2,414,314	5,120,286	4,627,433

Income before provision for income taxes	40,025	193,787	123,218	429,040
Provision for income taxes	7,236	50,177	40,385	148,185

Net income	$32,789	$143,610	$82,833	$280,855

Net income per share:
Basic	$0.48	$1.98	$1.20	$3.86
Diluted	$0.47	$1.95	$1.18	$3.81

Dividends per share	$0.30	$0.27	$0.57	$0.52

Share data:
Basic weighted average shares outstanding	68,558,472	72,659,590	69,161,001	72,753,651

Diluted weighted average shares outstanding	69,244,399	73,544,191	69,946,364	73,735,399

Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At June 30, 2015 and Dec. 31, 2014

	June 30,	December 31,
	2015	2014
	(in thousands)
Assets
Investments and cash and cash equivalents	$15,002,943	$15,450,108
Reinsurance recoverables	7,376,942	7,254,585
Deferred acquisition costs	3,078,233	2,957,740
Goodwill	842,202	841,239
Assets held in separate accounts	1,919,609	1,906,237
Other assets	2,622,153	3,152,557

Total assets	$30,842,082	$31,562,466

Liabilities
Policyholder benefits and claims payable	$13,500,609	$13,182,278
Unearned premiums	6,429,804	6,529,675
Debt	1,171,229	1,171,079
Liabilities related to separate accounts	1,919,609	1,906,237
Deferred gain on disposal of businesses	94,317	100,817
Accounts payable and other liabilities	2,898,554	3,491,073

Total liabilities	26,014,122	26,381,159

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,479,541	4,625,540
Accumulated other comprehensive income	348,419	555,767

Total stockholders’ equity	4,827,960	5,181,307

Total liabilities and stockholders’ equity	$30,842,082	$31,562,466